                                                                                Exhibit 10.1
PROMISSORY NOTE

Principal Amount: $150,000                                                   January 8, 2007

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Shixiong Chen at Room 508, Tianan Hi-Tech Venture Center, No. 730,Yingbin Road, Panyu District, Guangzhou,China,511400, or at such other place as the holder of this Note may designate in writing the principal sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,00) until paid, as follows:

Quarterly payments of $50,000 for the period starting April 1, 2007 and continuing each quarter thereafter until this Note shall be paid in full together with interest at 8% per annum;

The principal amount shall become due and payable in full on October 1, 2007.

The undersigned hereby reserves the right to prepay this Note in whole or in part at any time without premium or penalty.

This note is secured by 80% of the shares of Magstone Innovation, Inc. as fully described in the AMENDED AND RESTATED STOCK PURCHASE AGREEMENT entered into January 8, 2007, by and among SEQUIAM CORPORATION, a Florida Corporation, or its assigns (“Buyer”), and SHIXIONG CHEN (“Seller”)

This Note is to be construed and enforced accordingly to the laws of the State of Florida.

If the undersigned defaults in paying principal sum as set forth above and if such default is not cured within thirty (30) days of the due date for such payments of interest or principal, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this Note. Maker shall have forty-five (45) days to cure a default. If payment is not made within the curative period then all right, title and interest to the collateral will revert to the holder of the Note.

SEQUIAM CORPORATION

BY:  ____________________________
                         Mark L. Mroczkowski, Secretary